Exhibit 23.1

Tower Bridge House
St Katharine's Way
London E1W 1DD
United Kingdom

Tel: +44 (0) 20 7063 4000
www.mazars.co.uk

Private & Confidential

Midatech Pharma plc

1 Caspian Point

Caspian Way

Cardiff

Wales

CF10 4DQ

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Midatech Pharma plc

We consent to the inclusion of our audit report in the 20-F, which is incorporated in the Registration Statements on Form F-1 (No. 333- 240984), dated April 25, 2022 on the consolidated statement of financial position of Midatech Pharma plc and its subsidiaries (the Group) as of December 31, 2021 and the related consolidated statements of comprehensive income, cash flow, changes in equity for the year ended December 31, 2021, and the related notes (collectively, referred to as the “consolidated financial statements”), in the Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-240984). Our report contains a material uncertainty paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Mazars LLP

Mazars LLP

London, England

April 25, 2022

Mazars LLP

Mazars LLP is the UK firm of Mazars, an integrated international advisory and accountancy organisation. Mazars LLP is a limited liability partnership registered in England and Wales with registered number OC308299 and with its registered office at Tower Bridge House, St Katharine’s Way, London E1W 1DD. Registered to carry on audit work in the UK by the Institute of Chartered Accountants in England and Wales. Details about our audit registration can be viewed at www.auditregister.org.uk under reference number C001139861. VAT number: GB 839 8356 73